                                 EXHIBIT 10(B)

                         CYPRUS AMAX MINERALS COMPANY

                              MATERIAL CONTRACTS
                           ANNUAL INCENTIVE PLAN FOR
                          KEY EXECUTIVE OFFICERS AND
                             DESIGNATED MANAGEMENT

                                  APPENDIX A

          DESCRIPTION OF MATERIAL PROVISIONS OF ANNUAL INCENTIVE PLAN
            FOR EXECUTIVE OFFICERS AND DESIGNATED SENIOR MANAGEMENT

     In June 1995, the Board of Directors (the "Board") of Cyprus Amax Minerals Company (the "Company") adopted an Annual Incentive Plan (the "Annual Incentive Plan"). The Company is seeking shareholder approval of the material provisions of the Annual Incentive Plan, as required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to enable the Company to deduct, for federal income tax purposes, certain awards to be paid under the Annual Incentive Plan. If shareholder approval is not obtained, certain awards under the Annual Incentive Plan may not be deductible for income tax purposes.


PURPOSES OF THE ANNUAL INCENTIVE PLAN

     The Annual Incentive Plan provides for cash bonuses to certain officers and key employees of the Company. The Annual Incentive Plan is intended to further motivate the Company's employees to achieve certain objective, performance-based goals and to enhance the Company's ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.


ADMINISTRATION OF THE ANNUAL INCENTIVE PLAN

     The Annual Incentive Plan shall be administered by the Compensation and Benefits Committee (the "Compensation Committee") of the Board, all of which members shall qualify as "outside directors" within the meaning of Section 162(m) of the Code.

     The Compensation Committee shall have sole discretion in the administration and operation of the Annual Incentive Plan and its decisions shall be conclusive and binding on all parties.


ELIGIBLE PARTICIPANTS

     Participants in the plan are chosen at the discretion of the Compensation Committee. All officers and other Senior Management personnel of the Company are eligible to participate in the Annual Incentive Plan, although no officer or other Senior Management personnel is automatically entitled to participate in the Annual Incentive Plan in any performance year.


AWARDS

     Awards will be made as soon as practicable after each fiscal year with respect to the immediately preceding fiscal year (the "performance year"). Awards will be subject to certification by the Compensation Committee before payment.

     Awards will be paid in cash from an annual incentive pool (the "Incentive Pool") equal to 1.5% of the Company's consolidated Income From Continuing Operations Before Income Taxes for the performance year, adjusted to exclude write-downs, merger and reorganization expenses, and gains and losses from asset sales ("any others"). Subject to the provisions described under "Limitations on Awards" below, if any amount of the Incentive Pool is not paid out with respect to a performance year, that amount will be carried over to the Incentive Pool for the following performance years.


BASIS FOR AWARDS

     The performance-based criteria shall be based on various Company, business unit and individual objectives established in the first 90 days of each performance year. The target awards shall be based on a percentage of each participant's base salary as fixed at the time such target awards are set. The Compensation Committee shall determine, as soon as practicable after the end of the performance year, whether each of the participants has achieved his performance-based criteria and is therefore eligible to receive his targeted award. The award to any participant may be increased or decreased by up to 100% by the Compensation Committee, provided that the sum of awards to all participants shall not exceed the total amount of the Incentive Pool.


AWARDS TO COVERED EMPLOYEES

     Maximum awards to each of the participants who are expected to be, as determined by the Compensation Committee, "covered employees" within the meaning of Section 162(m) of the Code (i.e. the CEO and the four most highly compensated officers of the Company, other than the CEO at the end of a performance year) shall equal 10% of the Incentive Pool except for the CEO, whose award shall equal 50% of the Incentive Pool. The Compensation Committee shall have the discretion to reduce, but not increase, any award payable to a covered employee.


LIMITATIONS ON AWARDS

     The failure of any participant to receive his maximum award shall not result in an increase in any other covered employee's award.


TERMINATION OF EMPLOYMENT

     A participant in the Annual Incentive Plan who is discharged for cause or who terminates his employment prior to the end of the performance year shall forfeit his right to receive any award under the Annual Incentive Plan. A participant who is terminated for any other reason prior to the end of the performance year will be eligible to receive a pro rata percentage of the participant's target award (equal, on a percentage basis, to the percentage of days the participant was employed during the performance year) if the criteria for the award is achieved. Such a pro rata award shall be paid at the time the award would have otherwise been paid.


AMENDMENT AND TERMINATION

     The Compensation Committee may terminate, suspend or amend the Annual Incentive Plan from time to time. The Compensation Committee may, but is not required to, seek shareholder approval of such amendments to ensure that the awards paid under the Annual Incentive Plan are deductible for federal income tax purposes under Section 162(m). The Annual Incentive Plan shall continue until terminated by the Compensation Committee, Board of Directors or shareholders.

FEDERAL INCOME TAX CONSEQUENCES

     Under present federal income tax law, participants in the Annual Incentive Plan will realize ordinary income equal to the amount of the award received in the year of receipt. Such income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant provided that the Annual Incentive Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of compensation under federal income tax law. It is the Company's intention that the Annual Incentive Plan be adopted and administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) to the extent practicable and consistent with the Company's business considerations.

     Approval of payment of awards under this Plan is not intended to limit the Company's ability to adopt or continue other compensation arrangements.

     If the material provisions are not approved by shareholders, no awards will be paid under the Annual Incentive Plan to Executive Officers subject to 162(m). In this case, the Committee may decide to pay Executive Officers cash bonuses using different criteria from the current bonuses provided for here. In addition, such amounts may not be tax deductible by the Company.